EXHIBIT 99.1

Sovran Self Storage, Inc
6467 Main St., Buffalo, NY   14221
(716) 633-1850

FOR IMMEDIATE RELEASE
August 5, 2011

Sovran Self Storage, Inc. Completes Financing of $500 Million in Unsecured Term Notes and Credit Facility

         Buffalo, NY, August 5, 2011 – Sovran Self Storage, Inc. (NYSE:SSS) (www.unclebobs.com/company), a self storage real estate investment trust (REIT),  today announced details of financing arrangements totaling $500 million of senior, unsecured debt.

         The Company will use proceeds from a ten year, $100 million privately placed term note (the Company’s “Series D” notes) and the proceeds from a seven year, $125 million unsecured term loan provided by a syndicated bank group to repay their $150 million term loan maturing in June, 2012, and the $71 million outstanding on its line of credit.

         $100 million has also been committed by the bank lending syndicate for a delayed draw note to provide funding for the Company’s repayment of mortgage debt maturing in late 2011 and early 2012, as well as borrowings the Company expects to incur later this year.  The term of the note is seven years and is to be unsecured.

         Furthermore, the Company negotiated a five year, $175 million unsecured line of credit, with an accordion feature of an additional $75 million, and an extension provision of up to two additional years.

         M&T Bank was the sole Lead Arranger and Book-runner in the transactions; SunTrust Bank served as Syndication Agent; US Bank, N.A. and Wells Fargo Bank, N.A. each served as Co-Documentation Agents.  A total of ten lenders participated in the syndication.

         The $100 million of Series D notes bear interest at 5.54% for their ten year term.

         The Company has entered into interest rate swap contracts which effectively fix the interest rate on the $125 million bank group term note at 4.37% payable over its seven-year term.  The $100 million delayed draw note is priced at LIBOR plus 2.0%; the Company expects to enter into interest rate swap contracts on this note which are expected to fix the rate on the note for the next six years.

         David Rogers, Chief Financial Officer of the Company, commented, “This financing package provides us with greater capacity and flexibility, and extends and smoothes our debt maturity dates through 2021.  We’re appreciative of the support that the institutional lenders and our bank group have shown.”

         The Company will incur a one-time charge of approximately $6.0 million ($0.22 per share) in the third quarter of 2011 relating to the early termination of interest rate swap agreements and unamortized costs associated with the repayment of the $150 million term note.  Interest expense in 2012 is expected to be reduced by approximately $3.2 million from current year levels as a result of repaying the higher rate existing term loan and mortgage debt.  Interest expense for the balance of 2011 is expected to remain unchanged from guidance previously given; while the Company will pay a lower rate on the term portion of its debt, it is replacing $71 million of short term, lower cost Line of Credit debt with fixed rate, albeit higher cost, term debt.

Forward Looking Statements

         When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.  Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; interest rates may fluctuate, impacting costs associated with the Company’s floating rate debt and their ability to enter into favorable interest rate swap agreements; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

About Sovran Self Storage, Inc.

         Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates 402 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.